UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

CHINA YIDA HOLDING, CO.
(Exact name of registrant as specified in its charter)

Nevada	000-26777	50-0027826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28/F Yifa Building, No. 111 Wusi Road Fuzhou, Fujian, P. R. China	350003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 (591) 2830 8999

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2013, Yida (Fujian) Tourism Group Ltd. (“Fujian Yida”), a wholly owned subsidiary of China Yida Holding Co., a Nevada corporation (“we” or the “Company”), entered into a stock transfer agreement (the “Agreement”) with Anhui Xingguang Investment Group Ltd. (the “Purchaser”), pursuant to which Fujian Yida agreed to transfer its 60% interest in Anhui Yida Tourism Development Co. Ltd. (“Anhui Yida”) to the Purchaser for 60 million RMB, or $9.65 million. Prior to entering into the Agreement, Fujian Yida owned 60% of the equity interest while the Purchaser owns 40% of the equity interest of Anhui Yida.

Pursuant to the terms of the Agreement, the Purchaser will assume all the assets and liabilities of Anhui Yida and it shall deliver the purchase price to Fujian Yida by July 30, 2013. The primary business of Anhui Yida focuses on developing the Ming Dynasty Entertainment World. All the rights and ownership interest of Bengbu (Yida) Real Estate Development Co., Ltd. and Bengbu (Yida) Investment Co., Ltd., the wholly owned subsidiaries of Anhui Yida, shall also be transferred to the Purchaser. We no longer engage in the construction and development of Ming Dynasty Entertainment World.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, copy of which is attached as Exhibits 10.1, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Departure of Director

On June 6, 2013, Michael Marks submitted a resignation letter as independent director of the Company to our board of directors, effective immediately. Mr. Marks also served as the chair of the audit committee. The board of directors approved the resignation on June 7, 2013. Mr. Marks’ resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

Election of Director

On June 7, 2013, our board of directors elected Renjiu Pei as director of the Company to fill the vacancy resulting from the resignation of Michael Marks. Mr. Pei was elected to serve on the board of directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”). Mr. Pei will also serve as the chair of the audit committee. The board of directors also determined that Mr. Pei possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Renjiu Pei, age 47, has served as chairman at Fujian Tianren Huitong Investment Co., Ltd. since 2013. Previously, Mr. Pei served as the managing director at Fujian Jinuo Investment & Guaranty Co., Ltd. from 2009 to 2011. He served as independent director at Anxin-China Holdings Limited (HKEx Stock Code: 01149) from 2004 to 2011. From 1990 to 2001, he served as supervisor of pharmacy in Fuzhou General Hospital. He received his Master degree from Anhui Medical University in 1990. Mr. Pei received trainings in US GAAP. In 2001, he attended Corporate Compliance Seminars Audit Committee Workshop in Hong Kong which addressed the awareness of governance issues and audit committee effectiveness. In 2012, He participated in a study from CFA Institution regarding US GAAP Essentials in Kuala Lumpur which provided a detailed overview of the technical issues faced in producing US GAAP financial statements.

Family Relationships

Mr. Pei does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Director Agreements

On June 7, 2013, we entered into a director agreement with Renjiu Pei for a period of one year commencing from June 10, 2013. We agree to pay to Mr. Pei a cash compensation of RMB 72,000, or approximately $11,550, per year payable on a monthly basis. Additionally, we will reimburse Mr. Pei for pre-approved reasonable business related expenses incurred in the meeting and other activities which is in good faith in the performance of independent director’s duties for the Company and approved by the Company in advance.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Share Transfer Agreement between Yida (Fujian) Tourism Group Ltd. and Anhui Xingguang Investment Group Ltd., dated June 3, 2013.

10.2	Director Agreement between the Company and Renjiu Pei.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA YIDA HOLDING, CO.

Dated: June 7, 2013	By:	/s/Minhua Chen
Name: Minhua Chen
Title: Chief Executive Officer